EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ABM Industries Incorporated:

We consent to the incorporation by reference in the registration statement on the Form S-8 of ABM Industries Incorporated related to the registration of 1,400,000 shares of common stock, par value $.01 per share, to be issued pursuant to the ABM Industries Incorporated Amended and Restated 2006 Equity Incentive Plan, of our report dated December 17, 2014, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2014 and 2013, and the related consolidated statements of earnings, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended October 31, 2014, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of October 31, 2014, which appears in the October 31, 2014 annual report on the Form 10-K of ABM Industries Incorporated.

/s/ KPMG LLP

New York, New York
March 5, 2015